Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-34834) pertaining to the Magnetek FlexCare Plus Retirement Savings Plan of Magnetek, Inc. of our report dated July 12, 2006 (except for Footnotes 2 and 4, as to which the date is June 26, 2007), with respect to the statement of net assets available for benefits of Magnetek FlexCare Plus Retirement Savings Plan as of December 31, 2005 included in this Annual Report (Form 11-K) for the year ended December 31, 2006.

Moss Adams LLP

Los Angeles, CA

June 29, 2007